ONE PRICE CLOTHING STORES, INC. AND SUBSIDIARIES
EXHIBIT 11 -- Computation of Per Share Earnings

                                                     Three-Month Period Ended             Nine-Month Period Ended
                                                     November 1,      November 2,       November 1,     November 2,
                                                         1997          1996               1997              1996
                                                    ------------     ------------       -----------     -----------

PRIMARY (LOSS) INCOME PER
    COMMON SHARE

Weighted average number
     of common shares outstanding                      10,435,531       10,435,531       10,435,531          10,389,209

Net effect of dilutive stock
     options - based on the treasury stock
     method using the average market price                    --                 --               --             16,213
                                                     --------------   --------------    -------------       -----------
         TOTAL                                         10,435,531       10,435,531       10,435,531          10,405,422
                                                     ==============   ==============    =============       ===========

Net (loss) income                                     $(5,161,000)    $ (2,763,000)     $(1,326,000)       $  1,414,000
                                                     ==============   ==============    =============       ===========

Net (loss) income per common share                    $     (0.49)    $      (0.26)     $     (0.13)       $       0.14
                                                    ===============   ============== ================    ==============

FULLY DILUTED (LOSS) INCOME PER
   COMMON SHARE

Weighted average number
     of common shares outstanding                      10,435,531       10,435,531       10,435,531          10,389,209

Net effect of dilutive stock options - based
     on the treasury stock-method using the
     greater of ending or average market price                 --               --               --              26,592
                                                    ---------------   --------------  ----------------    -------------
        TOTAL                                          10,435,531       10,435,531       10,435,531          10,415,801
                                                    ===============   ==============    =============       ===========

   Net (loss) income                                $  (5,161,000)    $ (2,763,000)    $ (1,326,000)       $  1,414,000
                                                    ===============   ==============   =============       ============

   Net (loss) income per common share               $       (0.49)    $     (0.26)    $      (0.13)       $        0.14
                                                    ===============   =============    =============       ============
